Exhibit 7.1
MAXCOM TELECOMUNICACIONES, S.A.B. DE C.V.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES IN ACCORDANCE WITH
U.S. GAAP

	Year ended December 31,
	2005	2006	2007	2008	2009
	(thousands constant December 31, 2007 pesos for 2004, 2005, 2006 and 2007
	and thousands of nominal pesos for 2008, except ratio data)

Income (Loss) Before Income Tax	213,655	72,509	299,631	(470,361)	(438,972)
Determination of the Ratio Fixed charges:
Interest expense (1)	110,889	94,093	233,628	368,400	293,225
Interest capitalized during period	(804)	71,815	3,942	(50,709)	26,819
Rental expense	15,717	21,450	18,186	21,011	24,286
Amortization of Debt issuance costs	(14,708)	(137,603)	5,966	—	—

Total fixed charges	111,094	49,755	261,722	338,702	344,330

Earnings:
Income (loss) from continuing operations	213,655	72,509	299,631	(470,361)	(438,972)
Fixed charges	111,094	49,755	261,722	338,702	344,330
Amortization of capitalized interest	(1,920)	28,852	16,032	23,772	24,342
Less: interest capitalized during period	804	(71,815)	(3,942)	50,709	(26,819)

Total earnings	323,633	79,301	573,443	(57,178)	(97,119)

Ratio of Earnings to Fixed Charges	2.91	1.59	2.19	(0.17)	(0.28)

Insufficiency (sufficiency)	(212,539)	(29,546)	(311,721)	395,880	441,448

MAXCOM TELECOMUNICACIONES, S.A.B. DE C.V.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES IN ACCORDANCE WITH MFRS

	Year ended December 31,
	2005	2006	2007	2008	2009
	(thousands constant December 31, 2007 pesos for 2005, 2006 and 2007
	and thousands of nominal pesos for 2008 and 2009, except ratio data)

Income (Loss) Before Income Tax	(48,187)	30,783	133,178	(671,457)	(365,095)
Determination of the Ratio Fixed charges:
Interest expense (1)	109,678	144,038	232,912	255,662	302,035
Interest capitalized during period	407	21,870	4,658	62,029	18,009
Rental expense	15,717	21,450	18,186	21,011	24,286
Amortization of Debt issuance costs	37,780	41,732	5,966	—	—

Total fixed charges	163,582	229,090	261,722	338,702	344,330

Earnings:
Income (loss) from continuing operations	(48,187)	30,783	133,178	(671,457)	(365,095)
Fixed charges	163,582	229,090	261,722	338,702	344,330
Amortization of capitalized interest	881	1,716	4,136	11,654	23,826
Less: interest capitalized during period	(407)	(21,870)	(4,658)	(62,029)	(18,009)

Total earnings	115,878	239,719	394,378	(383,130)	(14,948)

Ratio of Earnings to Fixed Charges	0.71	1.05	1.51	(1.13)	(0.04)

Insufficiency (sufficiency)	47,704	(10,629)	(132,656)	721,833	359,278